UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*



                               Atlas America, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    049167109
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                       ----------------------
CUSIP No. 049167109                                       Page 2 of 9 pages
-------------------                                       ----------------------



---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Rockbay Capital Management, LP
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             120,000
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            120,000
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           120,000
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.6%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

-------------------                                       ----------------------
CUSIP No. 049167109                                       Page 3 of 9 pages
-------------------                                       ----------------------



---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           RCM Advisors, LLC
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             120,000
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            120,000
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           120,000
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.6%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

-------------------                                       ----------------------
CUSIP No. 049167109                                       Page 4 of 9 pages
-------------------                                       ----------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Atul Khanna
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             120,000
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            120,000
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           120,000
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.6%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

-------------------                                       ----------------------
CUSIP No. 049167109                                       Page 5 of 9 pages
-------------------                                       ----------------------


---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Jonathan Baron
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             120,000
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            120,000
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           120,000
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.6%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

Item 1
         (a)   Name of Issuer

               Atlas America, Inc. (the "Company")

         (b):  Address of Issuer's Principal Executive Offices

               311 Rouser Road
               Moon Township, PA  15108

Item 2

         (a)   Name of Person Filing

               This statement is filed by the entities and persons listed below, who are collectively referred to herein as "Reporting Persons," with respect to share of Common Stock (as defined in Item 2(d) below) of the Company (the "Shares"):

               (i) Rockbay Capital Management, LP, a Delaware limited partnership (the "Investment Manager"), which is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and which serves as investment manager to certain private investment funds (the "Funds"), with respect to shares of Common Stock (as defined in Item 2) directly owned by the Funds (the "Shares");

               (ii) RCM Advisors, LLC, a Delaware limited liability company (the
                    "General Partner"), which serves as the general partner of the Investment Manager and controls its business activities, with respect to the Shares;

               (iii) Mr. Atul Khanna ("Mr. Khanna"), who serves as the Chief
                     Executive Officer of the General Partner and exercises control over its business activities, with respect to the Shares; and

               (iv) Mr. Jonathan Baron ("Mr. Baron"), who serves as the Senior
                    Managing Director of the General Partner and, along with Mr. Khanna, exercises control over its business activities, with respect to the Shares.

               Mr. Khanna and Mr. Baron are collectively referred to as the "Reporting Individuals."

               The Investment Manager serves as the investment manager to each of the Rockbay Funds. The General Partner serves as the general partner to the Investment Manager. Mr. Khanna is the Chief Executive Officer, and Mr. Baron is the Senior Managing Director, of the General Partner.

               The Investment Manager serves as the investment manager to Rockbay Capital Offshore Fund, Ltd., the direct owner of the Shares.

         (b)   Address of Principal Business Office or, if None, Residence

               The address of the principal business office of each of the Reporting Persons is:

               600 Fifth Avenue, 24th Floor,
               New York, NY 10020

         (c)   Citizenship

               Rockbay Capital Management, LP (Delaware)
               RCM Advisors, LLC (Delaware)
               Atul Khanna (USA)
               Jonathan Baron (USA)

         (d)   Title of Class of Securities

               Common Stock, $0.01 par value per share ("Common Stock")

         (e)   CUSIP Number

               049167109

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

               (a)  [ ] Broker or dealer registered under Section 15 of the Act.
               (b)  [ ] Bank as defined in Section 3(a)(6) of the Act.
               (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the
                        Act.
               (d)  [ ] Investment Company registered under Section 8 of the
                        Investment Company Act of 1940.
               (e)  [ ] Investment Adviser in accordance with Rule 13d-1
                        (b)(1)(ii)(E).
               (f)  [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F).
               (g)  [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G).
               (h)  [ ] Savings Association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act.
               (i)  [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.
               (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.        Ownership

               The information required by Items 4(a) - (c) is set forth in Rows 4 - 11 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

Item 5.        Ownership of Five Percent or Less of a Class

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

               Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

               Not applicable

Item 8.        Identification and Classification of Members of the Group

               Not applicable

Item 9.        Notice of Dissolution of Group

               Not applicable

Item 10.       Certification

               Each of the Reporting Persons hereby makes the following certification:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2007

                                 ROCKBAY CAPITAL MANAGEMENT, LP
                                 By: RCM Advisors, LLC, its general partner

                                 By: /s/ Atul Khanna
                                     -------------------------------------------
                                     Atul Khanna, Chief Executive Officer


                                 RCM ADVISORS, LLC

                                 By: /s/ Atul Khanna
                                     -------------------------------------------
                                     Atul Khanna, Chief Executive Officer


                                /s/ Atul Khanna
                                ------------------------------------------------
                                Atul Khanna


                                /s/ Jonathan Baron
                                ------------------------------------------------
                                Jonathan Baron